UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DSW Inc.
(Name of Registrant as Specified In Its Charter)

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DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
June 10, 2015
AND
PROXY STATEMENT
IMPORTANT
If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 22, 2015
To Our Shareholders:
The 2015 Annual Meeting of Shareholders of DSW Inc. will be held at 810 DSW Drive, Columbus, Ohio on June 10, 2015, at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect two Class II directors, each to serve until the 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To hold an advisory vote relating to the compensation of our named executive officers; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of Class A and Class B Common Shares at the close of business on April 15, 2015, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Class A common stock held as of the record date, and eight votes for each share of Class B common stock held as of the record date.

By Order of the Board of Directors

William L. Jordan
Secretary

YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign, and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

PROXY STATEMENT

This proxy is being solicited on behalf of our Board of Directors for use at our 2015 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Saving Time, on Wednesday, June 10, 2015, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio. This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 (“fiscal 2014”), is being made available electronically on or about April 22, 2015.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on April 15, 2015, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 80,573,224 and the total number of Class B Common Shares entitled to vote at the meeting is 7,732,807. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as Class II directors of the nominees listed below under “Proposal 1 - Election of Class II Directors,” and “FOR” the approval of the compensation paid to our named executive officers under “Proposal 2 - Advisory Vote on the Compensation Paid to Named Executive Officers,” and in the discretion of the proxies, on any other business properly brought before the Annual Meeting.

The presence, in person or by proxy, of a majority of the outstanding Common Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, such as the election of directors and the advisory vote on executive compensation, brokers cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Solicitation of proxies may be made by mail, personal interview and telephone by our officers, directors, regular employees and by the employees of our transfer agent, Computershare. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of April 6, 2015, unless as otherwise specified:

	Number of Shares Beneficially Owned				Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Stock
Name and beneficial owner	Class A		Class B		Class A	Class B
Jay L. Schottenstein
4300 East Fifth Avenue
Columbus, Ohio 43219	14,958,355	(2)	7,720,154	(1)(2)	16.9%	99.8%	48.3%
Schottenstein RVI, LLC
4300 East Fifth Avenue
Columbus, Ohio 43219	7,783,990	(2)	3,891,995	(1)(2)	9.2%	50.3%	27.3%
The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	4,738,911	(3)	—		5.9%	—	3.3%
Citadel Advisors LLC
131 S. Dearborn Street, 32nd Floor
Chicago, IL 60603	4,526,178	(4)	—		5.6%	—	3.2%
_____________________________________

(1)	Class B Common Shares of DSW are exchangeable into a like number of Class A Common Shares.

(2)
Mr. Schottenstein beneficially owns 14,958,355 Class A Common Shares of DSW in the aggregate. This includes (i) 71,905 Class A Common shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 200 shares held by the Jay Schottenstein 1983 Revocable Trust of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 6,314 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (v) 293,092 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vi) 3,891,995 Class A Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI); (vii) 424,804 Class A Common Shares that Mr. Schottenstein has a right to purchase within sixty days of April 6, 2015; and (viii) 2,523,791 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a voting agreement with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Voting Agreement).

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 293,092 Class B Common Shares held by SSEI; (iii) 3,463,162 Class B Common Shares held by the Deshe/Diamond Affiliates of which Mr. Schottenstein has sole voting power pursuant to the Deshe/Diamond Voting Agreement; and (iv) 3,891,995 Class B Common Shares held by Schottenstein RVI.

(3)
As of December 31, 2014, The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,738,911 Class A Common Shares, or 5.9% of the Class A Common Shares outstanding, based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015.

(4)
As of November 29, 2014, Citadel Advisors LLC and its affiliates may be deemed to beneficially own, share the power to vote or direct the vote, and share the power to dispose or direct the disposition of an aggregate of 4,526,178 Class A Common Shares or 5.6% of the Class A Common Shares outstanding, based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2015.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.
Security Ownership of Management
The following table sets forth, as of April 6, 2015, information with respect to our Class A and Class B Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Henry L. Aaron	48,238	—	*	—	*
Elaine J. Eisenman	49,652	—	*	—	*
Deborah L. Ferrée	595,137	—	*	—	*
Carolee Friedlander	66,495	—	*	—	*
Joanna T. Lau	43,984	—	*	—	*
Michael R. MacDonald	517,891	—	*	—	*
Carrie S. McDermott	132,504	—	*	—	*
Mary E. Meixelsperger	6,718	—	*	—	*
Philip B. Miller	85,054	—	*	—	*
James O'Donnell	30,241	—	*	—	*
Douglas J. Probst (4)	8,139	—	*	—	*
Jay L. Schottenstein (5)	14,958,355	7,720,154	16.9%	99.8%	48.3%
Joseph Schottenstein	11,189	—	*	—	*
Harvey L. Sonnenberg	58,101	—	*	—	*
Allan J. Tanenbaum	95,292	—	*	—	*
All directors and executive officers as a group (18 persons)	16,995,081	7,720,154	18.8%	99.8%	49.2%
_________________________________________

*	Represents less than 1% of outstanding Common Shares.

(1) The Class B Common Shares are exchangeable into a like number of Class A Common Shares of DSW.

(2) Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.
Includes the following number of DSW Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of April 6, 2015, (ii) payment of vested deferred share units on a one-for-one basis upon retirement from the DSW Board of Directors, and (iii) payment upon the vesting of restricted share units on a one-for-one basis to officers within 60 days of April 6, 2015.

Beneficial Owner	Stock Options Exercisable within 60 days of April 6, 2015	Share Units Vesting within 60 days of April 6, 2015
Henry L. Aaron	—	16,176
Elaine J. Eisenman	—	49,652
Deborah L. Ferrée	495,567	—
Carolee Friedlander	—	56,907
Joanna T. Lau	—	39,697
Michael R. MacDonald	414,584	—
Carrie S. McDermott	106,796	—
Mary E. Meixelsperger	2,718	—
Philip B. Miller	—	65,254
James O'Donnell	—	10,241
Douglas J. Probst	—	—
Jay L. Schottenstein	424,084	—
Joseph Schottenstein	—	—
Harvey L. Sonnenberg	—	48,090
Allan J. Tanenbaum	—	74,639
All directors and executive officers as a group (18 persons)	1,669,854	360,656

(3) The percent is based upon 80,560,378 DSW Class A Common Shares and 7,732,807 DSW Class B Common Shares outstanding on April 6, 2015, plus the number of shares a person has the right to acquire within 60 days of April 6, 2015.
(4) Mr. Probst, former Executive Vice President and Chief Financial Officer, ceased being an executive officer on May 1, 2014. The Class A Common Shares were calculated as of April 6, 2015 and are based on information provided to the Company by Mr. Probst.
(5) Includes (i) 71,905 Class A Common shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 200 shares held by the Jay Schottenstein 1983 Revocable Trust of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 6,314 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (v) 293,092 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vi) 3,891,995 Class A Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI); (vii) 424,804 Class A Common Shares that Mr. Schottenstein has a right to purchase within sixty days of April 6, 2015; and (viii) 2,523,791 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a voting agreement with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Voting Agreement).
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 293,092 Class B Common Shares held by SSEI; (iii) 3,463,162 Class B Common Shares held by the Deshe/Diamond Affiliates of which Mr. Schottenstein has sole voting power pursuant to the Deshe/Diamond Voting Agreement; and (iv) 3,891,995 Class B Common Shares held by Schottenstein RVI.
The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members and is divided into three classes, designated Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, two directors are nominated for election, each as Class II directors with a term to expire in 2018. Each of the nominees for director currently serves as a director of the Company. Philip B. Miller and James O'Donnell, each a current Class II director whose term ends on the date of the Annual Meeting, are not standing for reelection.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are listed below.

Nominees for Class II Directors for Term to Expire in 2018:

Name	Age	Our Directors and Their Positions with Us / Principal Occupations / Business Experience	Director Since
Jay L. Schottenstein	60
Mr. Schottenstein has served as our Executive Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. Mr. Schottenstein also currently serves as Interim Chief Executive Officer of American Eagle Outfitters, Inc. He has been Chairman of the Board of Directors of American Eagle Outfitters, Inc. and Schottenstein Stores Corporation (SSC) since March 1992, was Chairman of the Board of Directors of Retail Ventures, Inc. from March 1992 until May 2011, and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein has been a director of American Eagle Outfitters, Inc. (NYSE: AEO) since 1992, and was a director of Retail Ventures, Inc. from 1992 until May 2011. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with DSW provides the Board with a strong background in the shoe industry.
			2005
Michael R. MacDonald	63
Mr. MacDonald has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has served as a member of the Board of Directors of Ulta Salon, Cosmetics & Fragrance, Inc. (Nasdaq: Ulta) since 2012. With over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in-depth retail knowledge to our Board.
			2009

Continuing Class III Directors for Term to Expire in 2016:

Name	Age	Our Directors and Their Positions with Us / Principal Occupations / Business Experience	Director Since
Henry Aaron*	81	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, as Chairman of 755 Restaurant Corp., a quick service restaurant company, and as director of Medallion Financial Corp., a specialty finance company, along with a number of other private business interests. Mr. Aaron has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service on the Retail Ventures board from 2000 to May 2011.	2011
Elaine J. Eisenman*	66
Dr. Eisenman has served as Dean of Babson Executive Education since October 2005, the division of Babson College focused on providing education, consulting and applied research in innovation and leadership to corporations, executives, and educational and institutional non-profit enterprises. Dr. Eisenman also is responsible for the management of the Babson Executive Conference Center and previously served as the Chairperson of the Compensation Committee of Harvard Vanguard Medical Associates. Prior to that, Dr. Eisenman served as Senior Vice President, Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings valuable experience in executive compensation and succession planning to our Board and Compensation Committee.
			2008
Joanna T. Lau*	56
Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau is a member of the Board of Directors of ITT Education Services (NYSE: ESI) since 2003 and currently serves on the Audit Committee of ESI. Ms. Lau served as a director of TD Banknorth, Inc. until July 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.
			2008
Joseph A. Schottenstein	35
Mr. Schottenstein currently serves as a member of the Board and Chief Operating Officer at Schottenstein Property Group (SPG), a privately-held company that develops big box, community and neighborhood shopping centers in the United States. Mr. Schottenstein has been with SPG since 2003, having served as the Vice President of Leasing at SPG from 2008 through 2010 and Executive Vice President of Acquisitions and Leasing at SPG from 2010 through 2013. From June 2004 to 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Mr. Schottenstein brings an expertise in real estate development to our Board.
			2012

Continuing Class I Directors for Term to Expire in 2017:

Name	Age	Our Directors and Their Positions with Us / Principal Occupations / Business Experience	Director Since
Carolee Friedlander*	73
Ms. Friedlander serves as a founder and CEO of AccessCircles, a by-invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Friedlander has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Friedlander’s long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.
			2005
Harvey L. Sonnenberg*	73
Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009 and currently serves as an advisor to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg was a director of Retail Ventures from 2001 until May 2011. Mr. Sonnenberg’s strong accounting background, particularly in the retail industry, brings accounting and related financial management experience to the Board.
			2005
Allan J. Tanenbaum*	68
Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since September 2014 and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. With Mr. Tanenbaum’s legal background and services as general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.
			2005
_________________________________________

*	Independent Directors under New York Stock Exchange Rules and our Corporate Governance Principles.

Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.

Vote Required

Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. A broker non-vote will have the same effect as a withhold and, therefore, will not affect the outcome of the vote.

Your Board of Directors unanimously recommends a vote "FOR" each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are our executive officers. Our officers are elected annually by our Board and serve at the pleasure of the Board.
Jay L. Schottenstein, age 60, serves as our Executive Chairman of the Board of Directors. Mr. Schottenstein also currently serves as Interim Chief Executive Officer of American Eagle Outfitters, Inc. Mr. Schottenstein was appointed as our Chief Executive Officer in March 2005 and served in that role until April 2009. He became a director of DSW in March 2005. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. He has been Chairman of the Board of Directors of Retail Ventures (until May 2011), American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC.
Michael R. MacDonald, age 63, has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has served as a member of the Board of Directors of Ulta Salon, Cosmetics & Fragrance, Inc. (Nasdaq: Ulta) since 2012.
Deborah L. Ferrée, age 61, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 43, serves as our Executive Vice President, Chief Administrative Officer, General Counsel, Secretary, and Chief Compliance Officer, a position he has held since February 2015. From March 2009 to January 2015, he was our Executive Vice President and General Counsel, Secretary, and Chief Compliance Officer. From May 2008 to March 2009 he was our Senior Vice President, General Counsel, and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel, and Secretary. Prior to joining us he served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Carrie S. McDermott, age 49, has served as our Executive Vice President and Chief Operating Officer since February 2015. From March 2011 to January 2015 she was our Executive Vice President, Sales and Operations. Previously, Ms. McDermott served as our Senior Vice President, Stores and Operations since joining DSW in February 2007. From October 2002 to November 2005, she served as the President and Chief Executive Officer of Cooper’s, Inc. Ms. McDermott also held various positions within Gap, Inc., including Vice President, Central Zone from April 2000 to October 2002, Zone Operations Manager from August 1998 to April 2000, and Regional Manager from March 1997 to August 1998. Ms. McDermott has over 25 years of experience working in the retail industry.
Mary E. Meixelsperger, age 54, serves as our Senior Vice President and Chief Financial Officer. Ms. Meixelsperger joined us in May 2014. Prior to joining DSW, Ms. Meixelsperger held the roles of Chief Financial Officer, Controller, and Treasurer at Shopko Stores from 2006 to 2014. Prior to Shopko, Ms. Meixelsperger was the Chief Financial Officer for two non-profit organizations between 1993-2004 and was the Chief Financial Officer for Worldmark Group, a private equity firm between 1986-1991. Ms. Meixelsperger started her career in public accounting at Arthur Young and Co. and she holds a Bachelor of Business Administration degree with distinction from the University of Wisconsin-Madison.
Harris Mustafa, age 61, serves as our Executive Vice President and Chief Supply Chain Officer, a position he has held since February 2015. From July 2006 to January 2015, he served as Executive Vice President, Supply Chain and Merchandise Planning and Allocation. Prior to joining us, Mr. Mustafa served as Executive Vice President, Private Brand and Product Development from August 2004 to June 2006 at Saks Department Store Group. Prior to serving in that capacity, he served as their Senior Vice President, Planning and Operations, Private Brand Group from October 2003 to August 2004. From May 2002 to March 2003, Mr. Mustafa served as Senior Vice President Business Planning for Williams-Sonoma, Inc. Prior to serving in that capacity, Mr. Mustafa served in various executive positions at Payless ShoeSource, Inc. from 1987 to 2001.

Roger L. Rawlins, age 48, serves as our Executive Vice President and Chief Innovation Officer, a position he has held since February 2015. From January 2014 to January 2015 he was our Executive Vice President, Omni Channel. From 2009 to 2013, Mr. Rawlins served as Senior Vice President and General Manager of DSW.com. Mr. Rawlins joined DSW in 2006 as Vice President, Finance and Controller of the Company. Prior to joining us, Mr. Rawlins served as Chief Financial Officer of HER Real Living from April 2001 to April 2006. From 1990 to 2001, Mr. Rawlins held several leadership roles within L Brands Inc. (formerly known as Limited Brands), including Controller of Express, Inc. from 1998 to 2001. Prior to serving in that capacity, Mr. Rawlins was in the practice of public accounting with Arthur Andersen & Company. Mr. Rawlins is a certified public accountant.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS, AND CORPORATE GOVERNANCE INFORMATION
General
A total of seven meetings of the Board of Directors were held during fiscal 2014. No director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period such director served as a member of such committee.
Other than Mr. Joseph Schottenstein, who is the son of our Executive Chairman, Mr. Jay Schottenstein, there are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of the Company's directors attended our 2014 Annual Meeting of Shareholders.
Board Leadership Structure
Until the election of Mr. MacDonald as our President and CEO in April 2009, our Chairman, Mr. Schottenstein, held the positions of both Chairman and CEO. Mr. Schottenstein continues to serve as our Chairman. Mr. Schottenstein is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure. The current Board leadership allows the Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
In June 2005, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations, and management oversight. The Corporate Governance Principles were last amended in November 2011. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles. The Corporate Governance Principles provide that a majority of the directors be independent directors. A director will be designated as independent if he or she:

•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by New York Stock Exchange listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement, or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Henry L. Aaron
Elaine J. Eisenman
Carolee Friedlander
Joanna T. Lau
Philip B. Miller
Harvey L. Sonnenberg
Allan J. Tanenbaum
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange. Our Board of Directors also has a Technology Committee comprised of a mix of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
We have adopted the concept of enterprise risk management (“ERM”). The Board charged management with the responsibility of creating an ERM program, which was implemented in fiscal 2010. Our CEO, who reports to our Board of Directors, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate risk. Management also updates the Board on significant new risks that are identified on a quarterly basis. The Company believes that its leadership structure supports the risk oversight function of the Board.
Additionally, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls; legal and regulatory compliance; our audit, accounting, and financial reporting processes; and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance and business conduct and ethics.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Mr. Tanenbaum (Chair) and Mses. Eisenman and Friedlander, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met four times during fiscal 2014. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess and the Committee has not adopted a specific policy with regard to the consideration of diversity, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:

•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience as an executive of, or advisor to, a publicly traded or private organization;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
In considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set, or viewpoint.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2016 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than April 11, 2016, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:

•	name, age, business address, and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
As to the shareholder giving the notice:

•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Messrs. Miller (Chair) and Aaron and Mses. Eisenman and Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company, nor are they or any of their affiliates, if any, parties to agreements with us, other than for payments for their service as directors.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met six times during fiscal 2014. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement, and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2014, the Compensation Committee retained Hay Group to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation

Discussion and Analysis. Hay Group reported directly to the Committee. Hay Group also provided compensation services to DSW management. The amount of services was not material and DSW paid approximately $14,580 for these services in fiscal 2014. While Hay Group performed the general competitive review, as requested by the Committee, Hay Group did not determine or recommend any amount or form of compensation to the Committee with respect to DSW’s executive officers. In connection with the engagement of Hay Group, the Committee did review the services provided by Hay Group to management and determined that Hay Group was independent.
Audit Committee
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Miller, and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met thirteen times during fiscal 2014. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Ms. Lau (Chair) and Messrs. O'Donnell, Sonnenberg, and Joseph Schottenstein. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met four times during fiscal 2014. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:

•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	resources are used responsibly; and

•	risks are managed appropriately.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our Common Shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated by us as the “Code of

Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, can be found on our corporate and investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.

•
Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•
Audit Services — Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•
Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•
Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2014 or fiscal 2013 that were approved by the Audit Committee under Securities and Exchange Commission Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered accountants, for each of the last two fiscal years.

	2014	2013
Audit fees	$1,327,800	$1,284,013
Audit-related fees(1)	$137,715	$5,950
Tax fees	—	—
All other fees(2)	$303,940	$550,000
Total	$1,769,455	$1,839,963
_________________________________________

(1)
Audit-related fees for fiscal 2014 relate to services provided in connection to our purchase of Town Shoes. Audit-related fees for fiscal 2013 relate to services provided in connection with our stock split.

(2)	All other fees includes $303,940 paid in 2014 and $550,000 paid in 2013 to Deloitte Consulting in connection with Deloitte's advisory services relating to our Omni-channel initiative.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Miller, and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under Securities and Exchange Commission rules, his responsibilities are the same as those of other Audit Committee members. The Securities and Exchange Commission has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:

•
Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:

•	Appointment, termination, and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;

•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls, and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement, and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 31, 2015. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 31, 2015 in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Joanna T. Lau
Philip B. Miller
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW's executive team. As more fully described below, the Compensation Committee of DSW's Board of Directors (the “Committee”) makes all compensation decisions for DSW's executive officers, including our current executive officers named in the Summary Compensation Table (the “Named Executive Officers”):

•	Jay L. Schottenstein - Executive Chairman of the Board;

•	Michael R. MacDonald - President and Chief Executive Officer;

•	Deborah L. Ferrée - Vice Chairman and Chief Merchandising Officer;

•	Carrie S. McDermott - Executive Vice President and Chief Operating Officer; and

•	Mary E. Meixelsperger - Senior Vice President and Chief Financial Officer.

At DSW, we have assembled an experienced and talented executive team with a proven track record of delivering notable results. Mr. Schottenstein, a seasoned retail industry executive, is our Executive Chairman of the Board and provides strategic guidance and insight to the DSW business. Mr. MacDonald, our Chief Executive Officer, is an accomplished retail executive who provides leadership to DSW's senior executive team. Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, leads our merchandising strategy and oversees a merchant team that is focused on continually delivering a broad assortment of fresh and current merchandise at price points that appeal to consumers from a broad range of socioeconomic and demographic backgrounds. Ms. McDermott leads our sales and operations functions, which includes all of the stores, site operations, and the customer contact center. Ms. McDermott was promoted to Chief Operating Officer at the beginning of the 2015 fiscal year. Her responsibilities were expanded to include Marketing, and thus she is now responsible for all customer touch points. Ms. Meixelsperger, our Chief Financial Officer, provides leadership to the financial management of the Company and plays a critical role in driving profitability, financial integrity, and ensuring the availability of the investment capital necessary to deliver on our growth strategy. We believe that our current senior executive team possesses a proven ability to develop and execute merchandising, customer, real estate and infrastructure strategy that will enable DSW to achieve our targeted financial goals for growth and profitability. As a result, we believe our compensation program must incentivize and reward their efforts and also serve to keep their services with DSW, thus allowing us to compete in attracting talent to support the continued development and execution of DSW's business strategy. Mr. Probst was our Executive Vice President, and Chief Financial Officer who retired on May 1, 2014. Mr. Probst is also a Named Executive Officer for purposes of disclosure rules in this Compensation Discussion and Analysis. Due to his departure from the business early in the 2014 fiscal year, he did not receive any compensation other than his base salary and related benefits.
Executive Summary
Business Strategy
In fiscal 2014, our business strategy was to continue to strengthen our position as a leading footwear and accessories retailer by: expanding our business, driving sales through enhanced merchandising, investing in our infrastructure and omni-channel strategy to address changing consumer expectations, and utilizing our financial strength to invest in key initiatives.
We strive to align our compensation programs and policies with our business strategy. DSW’s incentive plans (both annual and long-term) are designed to encourage net income growth and deliver returns to shareholders.
Fiscal 2014 Performance
In fiscal 2014, DSW delivered record sales performance. Performance highlights included:

•	Record sales of $2.5 billion;

•	Net Income of $153.5 million;

•	Opened 37 new locations for a total of 431 DSW stores, representing an increase of 9.4% in store count and 7.1% in square footage;

•	Purchased a 49% equity interest in Town Shoes Limited for $72 million, the market leader in branded footwear in Canada;

•	Aligned our business operations in an omni-channel structure with improved inventory visibility across the DSW segment to better respond to our customer's needs; and

•	Recognized as one of the 20 Great Workplaces in Retail by 2015 Great Place to Work ®.

Sustained Long-Term Performance
In addition to our record sales results in fiscal 2014, DSW has an outstanding track record on a 5-year basis of 9% Sales Compound Annual Growth Rate (“CAGR”), 21% Adjusted Operating Income, and 34% Total Shareholder Return (“TSR”).
Executive Compensation in 2014
The following is a summary of changes to executive compensation in 2014:

•
Changes in the NEOs - Doug Probst, former Executive Vice President and Chief Financial Officer, retired effective May 1, 2014. Mary Meixelsperger, Senior Vice President and Chief Financial Officer, was hired on April 21, 2014. Carrie McDermott, Executive Vice President and Chief Operating Officer, became a DSW Named Executive Officer for the first time in 2014 and is listed in the Summary Compensation Table.

•
Base salaries - The average base salary increase for the current Named Executive Officers was 3%, with increases ranging from 0% to 9%. DSW made these base salary increases based on performance and to remain competitive.

•
Short-term incentives - The Company exceeded the adjusted net income goal for the 4th quarter, as described in more detail below, resulting in a payout of 38.5% of the annual target award for each of our currently employed Named Executive Officers.

•
Long-term incentives - DSW changed the mix of the intended award value of long-term incentives for the President and CEO to be more heavily weighted toward performance-based restricted stock units; 50% of the award value was targeted to be delivered in Stock Options, and 50% of the award value was targeted to be delivered in performance-based restricted stock units, versus 70% delivered in Stock Options and 30% delivered in performance-based restricted stock units for the prior fiscal year.

•	Say on pay -Our shareholders overwhelmingly voted in favor of our executive compensation practices, with 99.9% of votes cast in support.

•
Peer group review -The Committee conducted a review of the proxy and survey peers utilized for purposes of benchmarking executive compensation and updated the composition of the peer groups in order to reflect DSW’s current market for talent.

•
Equity retention value analysis - The Committee worked with the Hay Group to conduct an analysis of the retention value (or “holding power”) of current outstanding equity for the executive officers. This analysis will serve as an additional source of data for the Committee to consider in granting periodic equity awards to executives to balance the need to provide competitive compensation with opportunities to retain key executives.

Executive Compensation Objectives
The Committee has developed the following key executive compensation objectives in order to support DSW’s business strategy and compensation philosophy:

1) Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success.
2) Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation with more of the focus on, and potential reward to the executive for, achievement of short and long-term performance goals.
In 2014, the compensation for the CEO was approximately 20% fixed compensation (base salary) and 80% variable compensation (target annual cash incentive and reported value of long-term equity compensation). For the remaining currently employed Named Executive Officers, their compensation consisted of approximately 35% fixed compensation (base salary) and approximately 65% variable compensation (target annual cash incentive and reported value of long-term equity compensation). The chart below reflects details for the CEO and the other Named Executive Officers compensation in fiscal 2014. The Committee believes the balance was appropriate given the current focus and goals of the Company.
ICP = Incentive Compensation Plan (target value)
PSUs = Performance-Based Restricted Stock Units (reported value)
Options = Nonqualified Stock Options (reported value)
3) Create a strong link between DSW's financial performance and the total compensation of executives, and align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels (as discussed below) is appropriate for DSW during a growth phase. As a result, the Committee annually awards equity, generally in the form of stock options and performance-based restricted stock units, to the Named Executive Officers based, in part, on DSW's financial performance. Such grants strongly align these officers' interests with the interests of our shareholders as each is focused on the same result, which is to create long-term value creation.
Our annual and long-term incentive programs have been designed to reward for consistent increases in profitability. Since 2009, executive compensation has aligned with Net Income growth.
Footnotes:
*The NEO Total Compensation reflected in this table was derived from the historical data in the Summary Compensation Tables.
**Adjusted Net Income in 2011-2014 excluded the impact of the RVI transaction (the acquisition of DSW's parent company in 2011) and in 2013 excluded the results of the Company's luxury test.
Executive Compensation Process
Role of the Board of Directors and the Committee: The Committee determines the compensation of our Named Executive Officers, including that of our CEO. The Committee did not delegate any of its authority with respect to the compensation of any executive officer for fiscal 2014.
Advisory Vote on the Compensation Paid to Named Executive Officers: At the fiscal 2014 annual shareholder's meeting, substantially all of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders' general satisfaction with the Company's current executive compensation programs. As a result the Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs.
Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for DSW's Named Executive Officers based upon input provided by the Executive Chairman of the Board and certain members of Company management, as discussed under “Elements of DSW's 2014 Executive Compensation Program" and the objective market data provided by Hay Group. The Committee can exercise its discretion and modify any recommendations that may be provided by Company management and the independent compensation consultant. Company management does not provide input in determining the compensation of the Chief Executive Officer and the Vice Chairman and Chief Merchandising Officer, which is determined solely by the Compensation Committee with input from the Executive Chairman of the Board and the independent compensation consultant.

Independent Compensation Consultant: The Committee retained Hay Group, a global human resources consulting firm, as its independent compensation consultant for fiscal 2014. Hay Group provides research, market data, survey and proxy information, and design expertise in developing executive and director compensation programs.
The Hay Group executive compensation consultant attended all Committee meetings in fiscal 2014 and advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values and specific analysis for the Named Executive Officers and other executive officers. Hay Group reports directly to the Committee and the Committee may replace the independent compensation consultant or hire additional consultants or advisers at any time. Hay Group also provides limited compensation services to Company management.
Setting Executive Compensation: Based on the objectives described above, the Committee has structured DSW's executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals, and perhaps more importantly, delivering strong performance as measured against those business goals. As requested by the Committee, Hay Group provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for our Named Executive Officers. Hay Group also provided similar input to support compensation recommendations and decisions made for Company executives who are not Named Executive Officers.
Proxy Peer Group
The Committee evaluated the actual pay of the Named Executive Officers with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

2014 Proxy Peer Group
Abercrombie & Fitch	Bon Ton Stores	Genesco
Aeropostale	Brown Shoe Company	L Brands, Inc.
American Eagle Outfitters	Carter's*	Men's Wearhouse
Ann Inc.	Dick's Sporting Goods	New York & Company
Ascena Retail Group	Express Inc.	Skechers USA
Big Lots	Finish Line	Stein Mart
Ulta
*Company added to replace Pacific Sunwear (due to negative 3-year compound annual sales growth and low revenue).
The criteria used to select companies for the Proxy Peer Group include, but are not limited to:

•	Annual sales between one-half and two times DSW.

•	Companies that DSW competes against for business and talent.

•	Companies with a fashion orientation and/or operate as specialty retail.

•	Those retailers that operate larger square footage stores.

•	Companies that have a track record and consider themselves a growth business.

•	Companies with similar geographic footprint.

•	Retailers that also have a value orientation in the business model.
For fiscal 2014, the compensation paid to Messrs. Schottenstein and MacDonald, and Mses. Ferrée, McDermott, and Meixelsperger was reviewed pursuant to the Proxy Peer Group (in addition to the Supplemental Survey Peer Group below). By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hay Group, the Committee was able to analyze the market competitive pay for each position.
Supplemental Survey Peer Group
This data is used to supplement and validate the Proxy Peer Group data, as it provides information from the broader marketplace. In making compensation decisions for executive officers in fiscal 2014, including the Named Executive Officers, the Committee compared each officer's compensation against market compensation benchmark data drawn from publicly-traded and privately-held retail industry companies (collectively, the “Supplemental Survey Peer Group”). With input from Hay Group, the Committee ensured the Supplemental Survey Peer Group generally consisted of retail companies with a focus on specialty retail and fashion similar to DSW. In addition, the Committee ensured the Supplemental Survey Peer Group included companies against which the Committee believes DSW competes for talent and shareholder investment. The companies included in the Supplemental Survey Peer Group for fiscal 2014 pay comparisons were:

2014 Survey Peer Group
Abercrombie & Fitch	Dick's Sporting Goods	New York & Company
American Eagle Outfitters	Express Inc.	Nordstrom
Ann Inc.	Finish Line	Payless*
Ascena Retail Group	Foot Locker	Ross Stores*
Big Lots	J. Crew	rue21
Bon-Ton Stores	J.C. Penney	Stage Stores
Carter's*	Kohl's	Talbots
Chico's FAS	L Brands, Inc.	Target
Children's Place	Limited Stores	TJX Companies
Coach	Macy's	Ulta
Collective Brands	Michael's
*Companies added to replace Aeropostale and Charming Shoppes.
Although DSW's revenue may differ from the median revenue of the Supplemental Survey Peer Group companies, Hay Group uses proprietary methodologies that allow for pay comparisons for the same job between companies of different sizes so that larger or smaller companies do not unduly influence the resulting market data.
The pay elements used for comparison purposes are base salary, target total cash compensation (consisting of base salary and annual cash incentive compensation), long-term incentive compensation and target total direct compensation (consisting of target total cash compensation and long-term incentive compensation). Generally, the Committee targets Named Executive Officer pay to fall between the 50th and 75th percentiles of Survey Peer Group data. This pay objective reflects the fact that DSW is a growth company and executives with the skills and experience necessary to deliver contributions that will significantly impact DSW's long-term business success and intended growth pattern command a premium in the marketplace. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
Finally, the Committee takes into consideration a review of each Named Executive Officer's compensation relative to the other Named Executive Officers, taking into account each officer's performance and impact on DSW's business results.
Elements of DSW's 2014 Executive Compensation Program
For the fiscal year ended January 31, 2015, the total compensation opportunity for DSW's executives (including the Named Executive Officers) was generally comprised of the following principal components:

•	Base salary;

•	Performance-based annual cash incentive compensation;

•	Long-term equity incentive compensation in the form of service-based stock options and performance-based restricted stock units; and

•	Retirement savings contributions through both the 401(k) plan and the nonqualified deferred compensation plan.
Base Salary
While the Committee's focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the Proxy Peer Group, supplemented with survey data, in order to retain our Named Executive Officers. The base salaries of all DSW executives (including the Named Executive Officers) are determined based on job responsibilities and individual contribution, and with reference to the market data provided by the independent compensation consultant. In the case of DSW's executive team, the salary opportunity for a given position is targeted to be between the 50th percentile and the 75th percentile of Survey Peer Group market data for that position.
In the first quarter each year, the Committee determines the base salary of each Named Executive Officer. During its review, the Committee primarily considers:

•	Overall DSW financial performance during the prior year;

•	The individual performance of the Named Executive Officer during the prior year;

•	Base salary data drawn from the Supplemental Survey Peer Group and Proxy Peer Group;

•	The target total cash compensation level of the appropriate benchmark position(s) as reflected in Supplemental Survey Peer Group and Proxy Peer Group data; and

•	If relevant, compensation paid by a previous employer.
The Compensation Committee met with Hay Group and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman's role in the DSW business and other relevant factors, the Board of Directors increased the Executive Chairman's base salary to $750,000 for 2014.
The Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by Mr. MacDonald and Ms. Ferrée in fiscal 2014. In addition, the Chief Executive Officer reviewed with the Committee the accomplishments and contributions made by each of the Named Executive Officers under his supervision at the time and provided his proposed base salary changes. After (i) discussing the performance of each Named Executive Officer, including overall Company performance and progress on key initiatives, and (ii) reviewing the recommendations made by the Executive Chairman of the Board and the Chief Executive Officer, and also based upon the Committee's individual review and analysis of compensation paid by Supplemental Survey Peer Group and Proxy Peer Group companies for the comparable position and any other relevant factors, the Committee approved the following salary changes for 2014:

	2013 Salary	2014 Salary	% Increase
Mr. Schottenstein	$700,000	$750,000	7.14%
Mr. MacDonald	$1,050,000	$1,050,000	—%
Ms. Ferrée	$1,000,000	$1,000,000	—%
Ms. McDermott	$550,000	$600,000	9.09%
Ms. Meixelsperger	na	$550,000	na
Mr. Probst	$570,000	$570,000	—%
Performance-Based Annual Cash Incentive Compensation
In June 2014, the DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) was re-approved by DSW's shareholders. The ICP gives the Committee the ability to foster and promote the financial success of the Company and increase shareholder value by providing cash incentives to the Named Executive Officers based on the achievement of specified annual business objectives. The ICP is designed to promote the achievement of annual performance goals and focuses the Named Executive Officers on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, Named Executive Officers earn annual cash incentives only when pre-established business objectives and targets are achieved. The Company currently has approximately 425 associates who are eligible to receive awards under the ICP. The Named Executive Officers are generally treated the same as all other eligible DSW associates under the ICP.
Generally, in the first quarter of each year, the Committee establishes the performance criteria that will be used to determine incentive compensation awards for that year. Company associates who participate in the plan have incentive levels that vary based on the individual's position and contribution to business performance. The target award opportunities, as seen in the table below, are established as a percentage of base salary and range from 40% to 125% of base salary for the Named Executive Officers.

Target Annual Cash Incentive Compensation As a % of Base Salary

	Threshold Payout	Target Payout	Maximum Payout
Mr. Schottenstein	55%	110%	150%
Mr. MacDonald	63%	125%	250%
Ms. Ferrée	63%	125%	250%
Ms. McDermott	25%	50%	100%
Ms. Meixelsperger	20%	40%	80%
Mr. Probst	40%	80%	160%
For fiscal 2014, the Committee determined that each Named Executive Officer’s annual cash incentive compensation award would be based upon DSW’s adjusted net income performance as reported in DSW’s financial statements. The Committee believed adjusted net income was the most relevant metric to DSW's existing growth plan and best aligned with the growth objective shared with investors. Additionally, the Company reports adjusted net income to investors to provide transparency to all ICP participants.
In February 2014, the Committee established a target threshold performance level for fiscal 2014. Unless otherwise determined by the Committee, all associates who participate in the plan (including the Named Executive Officers) receive:

•
Payment of at least 50% but less than 100% of the target award opportunity if the Company achieved or exceeded $165.8 million of adjusted net income but did not achieve $171.8 million of adjusted net income (the target level established);

•
Payment of at least 100% but less than 200% of the target award opportunity if the Company achieved or exceeded $171.8 million of adjusted net income but did not achieve $198.0 million of adjusted net income (approximately 115% of the target level established); and

•	Payment of 200% of the target award opportunity if the Company achieved or exceeded $198.0 million of adjusted net income.
In making the annual determination of the threshold, target and maximum levels of performance, the Committee may consider specific circumstances facing the Company during the prior and subsequent years. On June 17, 2014, the Compensation Committee amended the annual plan to provide for potential bonus payments upon the achievement of a quarterly net income goal, with each quarter representing 25% of the annual bonus. The decision to move to a quarterly performance period was made in order to motivate employees to perform and achieve the business plan for the third and fourth quarters, given the fact that performance during the first two quarters was substantially below plan. The chart below shows the quarterly adjusted net income goal for each quarter.

FY2014 Q1		FY2014 Q2		FY2014 Q3		FY2014 Q4		FY2014 FULL YEAR

Bonus Payout	Adjusted Net Income ($M)	Bonus Payout	Adjusted Net Income ($M)	Bonus Payout	Adjusted Net Income ($M)	Bonus Payout	Adjusted Net Income ($M)	Adjusted Net Income ($M)
50%	$44.0	50%	$42.8	50%	$51.4	50%	$27.5	$165.8
100%	$45.6	100%	$44.3	100%	$53.3	100%	$28.5	$171.8
200%	$52.6	200%	$51.1	200%	$61.4	200%	$32.9	$198.0

DSW did not achieve the full year adjusted net income threshold of $165.8 million. Nor did DSW achieve the quarterly adjusted net income targets in the first, second, or third quarters of the fiscal year. However, the Company did achieve above target results in the fourth quarter. DSW’s fiscal 2014 performance in the fourth quarter led to a payout equal to 154% of the quarterly target, which equates to 38.5% of the original annual target payout for ICP participants, including each of the currently employed Named Executive Officers. The bonuses paid to the Named Executive Officers for the fiscal year ending January 31, 2015 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Below is a chart showing the actual adjusted net income achieved for each quarter of the fiscal year.

RESULTS ACHIEVED	Q1	Q2	Q3	Q4	FY2014
Adjusted Net Income Achieved	$38.6	$33.6	$50.4	$30.9	$153.5

In addition, Ms. Meixelsperger, our new Chief Financial Officer, was paid a bonus in the amount of $50,000 upon her hire. In the event Ms. Meixelsperger leaves the business prior to her second anniversary of her start date, she will have the obligation to repay DSW the amount of the bonus.
Long-Term Equity Incentive Compensation
The DSW Inc. 2005 Equity Incentive Plan, as amended (the “2005 Equity Plan”) was originally approved by our shareholders prior to our IPO in 2005 and was subsequently re-approved by shareholders in 2014. The 2005 Equity Plan generally furthers the Committee's objectives to retain its executives as well as build a link between executive compensation and shareholder interests and objectives. All equity awards are granted in respect to DSW's Class A Common Stock.
In 2014, the shareholders approved the DSW Inc. 2014 Long-Term Incentive Plan. No grants were made through this plan in fiscal year 2014.
DSW's executive compensation philosophy generally calls for grants of both service-based stock options and performance-based restricted stock units to executives including the Named Executive Officers. Performance-based restricted stock units were introduced and granted to executive officers including the Named Executive Officers in 2013. As discussed above, in determining the value of annual long-term equity incentive grants for DSW executives, the Committee's overall objective, consistent with the executive compensation philosophy, is to target the combined grant value of stock options and performance-based restricted stock units to fall between the 50th and 75th percentile of the Supplemental Survey Peer Group and Proxy Peer Group long-term incentive data.
The Committee believes targeting above-median long-term incentive levels is appropriate for DSW as it seeks to create a compelling value proposition during a critical growth phase. Furthermore, the Committee believes that an above-median long-term equity incentive target is necessary to attract and retain executives with the skills and experience necessary to deliver contributions that will significantly impact DSW's long-term business success and intended growth pattern.
In addition, long-term equity incentive grants to the Named Executive Officers are based on each individual's (i) scope of job responsibilities, (ii) assessment of past performance, and (iii) assessment of potential future contribution.
Historically, the value of long-term equity incentive awards has been delivered to executives 70% in stock options and 30% in performance-based restricted stock units. The Committee believes that delivery in this form provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market. In 2014, the intended award value of the long-term incentive mix for the President and CEO was more heavily weighted toward performance-based restricted stock units with half delivered through this vehicle and the other half delivered through stock options.
In 2009, the Company modified its approach to converting the targeted long-term incentive value into stock options and restricted stock units. Instead of using a fair value methodology, the Company used a growth model that evaluated how the Company's earnings were likely to grow over the applicable vesting period. The Company again used this methodology to determine grants made in 2014.
Beginning in 2013 and continuing in 2014, performance-based restricted stock unit grants were utilized instead of time-based restricted stock units for those at the Executive Vice President level or higher. This change allows for full vesting of units granted three years following the grant date if the one-year performance goal is achieved. If the performance goal is not achieved the grants will be canceled. The performance goal for the performance-based stock units granted to Executive Officer in fiscal 2014 was operating income of at least $195 million as adjusted to exclude all operating expenses and other costs related to RVI and its operations assumed as part of the merger ("Adjusted Operating Income"). The performance goal was achieved; therefore 100% of the units will vest on March 25, 2017, which is three years after the grant date, subject generally to continued employment.

The new hire grant for Ms. Meixelsperger, Chief Financial Officer, in April 2014, consisted of nonqualified stock options and restricted stock units.
Stock Options
Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award's grant date and the date the executive elects to exercise the option. As a result, DSW's long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes grants encourage executives to focus on reasonable behaviors and actions that lead to an increase in the DSW share price, thus benefiting both Company associates and shareholders. Generally, stock options vest annually in equal installments over the five years following the grant date.
Performance-Based Restricted Stock Units
Performance-based restricted stock units provide retention value because executives are unable to realize the value of restricted stock units unless the performance goals are met and until a significant period of time has passed since the grant date. Additionally, since the stock unit value is tied directly to the market value of DSW common stock, and not exclusively to the increase in the market value of DSW common stock, performance-based restricted stock units provide retention value even when the stock price is stable or declining. Thus, the Committee believes that performance-based restricted stock units are a key component of the long-term incentive portfolio in that they help retain executives and keep them focused on long-term value creation for shareholders.
2014 Long-Term Equity Incentive Awards for the Named Executive Officers
In March 2014, the Committee granted long-term equity incentive awards to Named Executive Officers as part of the annual performance review process. The Committee considered various alternatives based on input from management and the independent compensation consultant based on Proxy and Supplemental Survey Peer Group data. The Committee considered alternative scenarios to effectively balance the delivery of cash and equity to the Named Executive Officers. Based upon the information provided, the Committee determined to deliver to each Named Executive Officer a long-term incentive award with a targeted value consistent with market data for the Proxy and Supplemental Survey Peer Group companies. In addition, the Committee determined to deliver the award approximately 70% in stock options and 30% in performance-based restricted stock units to each Named Executive Officer, except for the President and CEO who was awarded long-term incentive 50% in stock options and 50% in performance-based restricted stock units. The table below reflects the grants and applicable vesting schedule for each of the grants to the Named Executive Officers.

Name	# of Nonqualified Stock Options*	# of Performance-Based Restricted Stock Units**
Mr. Schottenstein	38,270	7,580
Mr. MacDonald	100,230	46,315
Ms. Ferrée	79,725	15,790
Ms. McDermott	17,540	3,475
Ms. Meixelsperger	-	-
Mr. Probst	-	-
These grants were made on March 25, 2014, and the stock options had an exercise price of $35.55.
* Options vest 20% per year over 5 years.
** Achievement of performance-based restricted stock units occurs upon satisfaction of both a performance goal and a time-based vesting component. First, the business must achieve a performance goal (satisfaction of a specified adjusted operating income threshold for the fiscal year in which the grant is made). If the performance goal is satisfied, the award vests 100% on the 3rd anniversary of the grant date. If the performance goal is not achieved, the grant is canceled.
The Senior Vice President and Chief Financial Officer, Ms. Meixelsperger, was hired on April 21, 2014. She received a grant upon hire made up of 13,590 nonqualified stock options and 2,665 time-based restricted stock units.
In October of 2014, DSW made a one-time grant to the Executive Vice President of Sales & Operations, Ms. McDermott, in order to retain her through organizational changes. Ms. McDermott was later promoted to Executive Vice President and Chief

Operating Officer. The grant to Ms. McDermott consisted of 25,900 nonqualified stock options with a vesting period of 25% after the second and third year and 50% after the fourth year, and 8,000 performance-based restricted stock units that vest 100% on the third anniversary of the grant date if the 2015 fiscal year performance goal is achieved.
Equity Grant Practices
Under the 2005 Equity Plan, the Committee (or the Chair of the Committee) approves all equity awards and has not delegated to management the authority to approve equity awards. In August 2011, the Board amended the 2005 Equity Plan to give the Chair of the Committee authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose. To date, no grants have been made under the 2014 Equity Plan. In no circumstances may the Committee delegate duties the Committee is required to discharge under Internal Revenue Code §162(m). The Committee may not grant stock options at a discount to the closing price of DSW common stock on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options granted under the 2005 Equity Plan have an exercise price that is equal to the closing market price of DSW common stock on the grant date. The grant date is the date of approval by the Committee, or the Chair of the Committee, except in the case of prospective hires who meet the criteria outlined below.
The Committee, or the Chair of the Committee, also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by DSW, subject to approval by the Committee, or the Chair of the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within the three weeks following approval by the Committee or the Chair of the Committee. The grant date for current associates and for new hires who have already become employees of DSW is the date the Committee, or the Chair of the Committee, approves the grant. The grant date for prospective hires is their future start date.
In March 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following DSW's fiscal year-end earnings release. The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.
Clawback Recoupment Policy
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.
Stock Ownership
DSW implemented stock ownership guidelines for the CEO in November 2011. The CEO is encouraged to hold shares of DSW stock with a value at least equal to one times his annual base salary, to be achieved within three years of becoming CEO. Mr. MacDonald owns shares in excess of the ownership guidelines.
DSW Board Members have an ownership guideline of three times their total annual cash retainer to be achieved within three years of joining the Board. All of the Board Members own shares in excess of the ownership guidelines.
401(k) Plan
DSW sponsors a tax-qualified 401(k) plan (the “401(k) Plan”) in which all DSW associates, including the Named Executive Officers (other than Mr. Schottenstein), are eligible to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax or after-tax basis up to the limits imposed by the Code. The maximum allowable per participant deferral in 2014 under the Internal Revenue Code was $17,500. DSW provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. Matching contributions are not made by the Company until participants have completed at least one year of service with DSW. In light of the matching contribution for participants, and the Code §401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2014 was $10,400. Participants choose to invest their account balances in an array of 14 investment alternatives as selected by plan fiduciaries. A DSW stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows for distributions in a lump sum after termination of service. However, loans-and in-service distributions under certain circumstances such as a hardship, attainment of age 59-1/2 or a disability are permitted.

Nonqualified Deferred Compensation Plan
DSW sponsors a nonqualified retirement plan (the “Nonqualified Plan”) in which Board members and a select group management and other highly compensated associates, including Named Executive Officers, may participate. Under the Nonqualified Plan, Board Members may contribute up to 100% of the annual cash retainer paid by DSW (described in detail in the Director Compensation Table). Eligible DSW associates may contribute up to 80% of their base salary and 90% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with Internal Revenue Code §409A. DSW does not provide a company matching contribution in the Nonqualified Plan. DSW associates who also participate in the 401(k) plan may earn a 401(k) make-up contribution under the Nonqualified Plan if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. Nonqualified Plan balances are tracked on a “bookkeeping basis” in accounts that are credited with deferrals and earnings. In order to maintain the Nonqualified Plan's tax-deferred status, Nonqualified Plan assets are subject to the claims of creditors of DSW Inc. Participants choose to invest their bookkeeping account in an array of 14 investment alternatives that mirror investment alternatives available under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum, five annual installments or ten annual installments. Distribution elections are made when deferral elections are made in compliance with Code §409A.
Tax Considerations
Code §162(m) limits deductibility of certain compensation paid to the Chief Executive Officer and three other executive officers (exclusive of the Chief Financial Officer) who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Code §162(m) in structuring DSW's executive compensation program. In light of the competitive nature of the market for our executive talent, and our philosophy to pay and reward individual contributions to overall Company performance, the Committee reserves the discretion to reward significant contributions by the Named Executive Officers to build shareholder value, regardless of the tax deductibility limits of Code §162(m).
Termination and Change in Control Arrangements
The Named Executive Officers (other than Mr. Schottenstein) have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the Named Executive Officers (and all participants in the 2005 Equity Plan) are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the 2005 Equity Plan. These arrangements are described under Potential Payments upon Termination and Change in Control below.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Philip B. Miller, Chair
Henry L. Aaron
Elaine J. Eisenman
Carolee Friedlander

COMPENSATION OF MANAGEMENT

The following table summarizes compensation earned by, each of the Named Executive Officers during fiscal 2014, fiscal 2013 and fiscal 2012. We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2014 and fiscal 2013 consisted of 52 weeks, whereas fiscal 2012 consisted of 53 weeks.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)(4)	Total ($)
Jay L. Schottenstein	2014	$743,269	—	$269,469	$479,906	$317,625	—	$1,810,269
Executive Chairman of	2013	$693,269	—	$269,871	$558,283	$623,700	—	$2,145,123
the Board of Directors	2012	$662,500	—	$225,172	$604,204	$755,950	—	$2,247,826
Michael R. MacDonald	2014	$1,050,000	—	$1,646,498	$1,256,884	$505,313	$10,400	$4,469,095
President and Chief	2013	$1,050,000	—	$899,570	$1,860,815	$1,029,105	$10,200	$4,849,690
Executive Officer	2012	$1,062,500	—	$768,880	$2,024,083	$1,221,150	$10,630	$5,087,243
Deborah L. Ferrée	2014	$1,000,000	—	$561,335	$999,752	$481,250	10,730	$3,053,067
Vice Chairman and	2013	$997,981	—	$517,253	$1,069,946	$980,100	$10,805	$3,576,085
Chief Merchandising Officer	2012	$996,250	—	$439,360	$1,170,645	$1,145,555	$10,630	$3,762,440
Carrie S. McDermott	2014	$593,269		$373,616	$462,117	$115,500	$10,730	$1,555,232
Executive Vice President,	2013	$545,961	—	$104,528	$216,275	$245,025	$10,805	$1,122,594
Chief Operating Officer	2012	$522,769	—	$93,364	$244,199	$302,380	$10,630	$1,173,342
Mary E. Meixelsperger	2014	$433,654	50,000	$90,344	$157,236	$84,700	83,253	$899,187
Senior Vice President,	2013	N/A	—	N/A	N/A	N/A	N/A	N/A
Chief Financial Officer	2012	N/A	—	N/A	N/A	N/A	N/A	N/A
Douglas J. Probst	2014	$142,500	—	$—	$—	$—	$7,852	$150,352
Executive Vice President	2013	$565,289	—	$157,425	$325,697	$406,296	$10,805	$1,465,512
and Chief Financial Officer	2012	$542,212	—	$153,776	$395,250	$497,764	$10,630	$1,599,632
_________________________________________
Note: Aggregate Deferred Compensation earnings in the fiscal year are not reflected in the 2014 Summary Compensation Table above because the earnings were neither preferential nor above-market and none of the Named Executive Officers were participants in the Nonqualified Deferred Compensation Plan.

(1)
This column represents the grant date fair value of Restricted Stock Units (RSU) and Performance-Based Stock Units (PSU) granted in each fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”). For RSUs & PSUs, fair value is determined by multiplying the number of units granted by the closing price of DSW Class A Common Stock on the date of grant. For additional information on the valuation assumptions, refer to note 7 of DSW’s financial statements in the Form 10-K for the year ended January 31, 2015, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2014. The amounts reflected are for the fair value of RSUs & PSUs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon vesting.

(2)
This column represents the grant date fair value of stock options granted in each fiscal year as well as prior fiscal years in accordance with ASC 718. DSW uses the Black-Scholes pricing model to value stock-based compensation expense. For additional information on the valuation assumptions, refer to note 7 of DSW’s financial statements in the Form 10-K for the year ended January 31, 2015, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2014. The amounts reflected are for the fair value of the stock options granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon exercise.

(3)
This column represents the dollar amount awarded to each applicable Named Executive Officer pursuant to our Incentive Compensation Plan for fiscal 2014, 2013 and 2012. See the Compensation Discussion and Analysis above for information on the Plan.

(4)	The following table sets forth detail about the amounts reported for fiscal 2014 in the "All Other Compensation" column of the Summary Compensation Table above.

Name	Relocation Expenses	401(k) Matching Contributions	Life Insurance Premium	Total
Michael R. MacDonald (a)	—	$10,400	—	$10,400
Deborah L. Ferrée	—	$10,400	$330	$10,730
Carrie S. McDermott	—	$10,400	$330	$10,730
Mary E. Meixelsperger	$80,495	$2,538	$220	$83,253
Douglas J. Probst	—	$7,769	$83	$7,852

(a) Mr. MacDonald elected not to receive company paid life insurance for 2014
FISCAL YEAR 2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentives Plan Awards (#) (2)			All Other Option Awards: Number of Securities Underlying Options(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Jay L. Schottenstein	3/25/2014	$375,000	$750,000	$1,125,000	—	7,759	—	38,270	$35.55	$749,375
Michael R. MacDonald	3/25/2014	$656,250	$1,312,500	$2,625,000	—	47,406	—	100,230	$35.55	$2,903,382
Deborah L. Ferrée	3/25/2014	$625,000	$1,250,000	$2,500,000	—	16,163	—	79,725	$35.55	$1,561,086
Carrie S. McDermott	3/25/2014	$150,000	$300,000	$600,000	—	3,557	—	17,540	$35.55	$835,733
	10/28/2014					8,040		25,900	$31.26
Mary E. Meixelsperger	4/21/2014	$86,429	$172,857	$345,714		2,713		13,590	$33.90	$247,580
_________________________________________

(1)
These columns represent future payouts for fiscal 2014 under our Incentive Compensation Plan (ICP). See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable for these awards. The amounts listed for Mrs. Meixelsperger reflect proration due to her hire date.

(2)
Detailed in these columns is the number of shares underlying the performance-based stock units and stock options granted March 25, 2014, with the exception of Ms. Meixelsperger. Performance-based stock units reflect dividend equivalents with respect to the $0.1875 quarterly dividend paid on April 15, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. The fair value of these dividend equivalent units is not reflected in the “Grant Date Fair Value of Stock and Option Awards” in the Summary Compensation Table above. Performance-based stock units vest 100% on the third anniversary of the Grant Date subject to the Company’s 100% achievement of the performance goal. Options vest ratably over five years on each of the first five anniversaries of the grant date. DSW sets the exercise price of all stock options using the closing market price of its Class A Common Shares on the date of grant. Ms. Meixelsperger was hired on April 21, 2014. Her equity was granted on her hire date in the form of stock options and restricted stock units. The restricted stock units vest 100% on the third anniversary of the Grant Date and the Options vest ratably over five years.

(3)
Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the aggregate grant date fair value of equity awards granted during the respective year. For additional information on the valuation assumptions, refer to note 7 of the DSW’s financial statements in the Form 10-K for the year ended January 31, 2015, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014
The following table provides information regarding outstanding equity awards held as of January 31, 2015 by each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Jay L. Schottenstein	89,688	—		N/A	$12.93	9/7/2016	34,271	(10)	$1,218,677	N/A	N/A
	115,930	—		N/A	$19.94	4/5/2017
	40,176	—		N/A	$6.01	4/3/2018
	60,594	24,822	(3)	N/A	$12.38	3/24/2020
	29,164	19,444	(4)	N/A	$17.43	3/22/2021
	19,778	29,668	(5)	N/A	$26.66	3/27/2022
	8,694	34,776	(6)	N/A	$31.68	3/26/2023
	—	38,270	(7)	N/A	$35.55	3/25/2024
Michael R. MacDonald	92,918	46,458	(3)	N/A	$12.38	3/24/2020	136,968	(11)	$4,870,582	N/A	N/A
	65,212	65,214	(4)	N/A	$17.43	3/22/2021
	66,258	99,390	(5)	N/A	$26.66	3/27/2022
	28,978	115,912	(6)	N/A	$31.68	3/26/2023
	—	100,230	(7)	N/A	$35.55	3/25/2024
Deborah L. Ferrée	106,682	—		N/A	$8.84	6/28/2015	67,571	(12)	$2,402,825	N/A	N/A
	114,854	—		N/A	$19.94	4/5/2017
	75,452	—		N/A	$6.29	4/23/2018
	—	—		N/A	$4.65	4/1/2019
	111,844	27,962	(3)	N/A	$12.38	3/24/2020
	56,526	37,680	(4)	N/A	$17.43	3/22/2021
	38,320	57,484	(5)	N/A	$26.66	3/27/2022
	—	66,648	(6)	N/A	$31.68	3/26/2023
	—	79,725	(7)	N/A	$35.55	3/25/2024
Carrie S. McDermott	21,506	—		N/A	$18.57	3/1/2017	22,079	(13)	$785,129	N/A	N/A
	4,258	—		N/A	$6.01	4/3/2018
	15,486	—		N/A	$4.65	4/1/2019
	7,528	—		N/A	$6.63	9/10/2019
	13,764	6,882	(2)	N/A	$12.34	3/23/2020
	11,354	7,570	(4)	N/A	$17.43	3/22/2021
	7,992	11,992	(5)	N/A	$26.66	3/27/2022
	3,368	13,472	(6)	N/A	$31.68	3/26/2023
	—	17,540	(7)	N/A	$35.55	3/25/2024
	—	25,900	(9)	N/A	$31.26	10/28/2024
Mary E. Meixelsperger	—	13,590	(8)	N/A	$33.90	4/21/2014	2,713	(14)	$96,474	N/A	N/A
Douglas J. Probst (15)	—	—		N/A	$—
_________________________________________

(1)	Represents the closing share price of DSW Class A common stock on the last day of the fiscal year ($35.56) multiplied by the number of shares not yet vested.

(2)	The remaining options vest on March 23, 2015.

(3)	The remaining options vest on March 24, 2015.

(4)	The remaining options vest ratably on March 22, 2015 and 2016.

(5)	The remaining options vest ratably on March 27, 2015, 2016 and 2017.

(6)	The remaining options vest ratably on March 26, 2015, 2016, 2017 and 2018.

(7)	The remaining options vest ratably on March 25, 2015, 2016, 2017, 2018 and 2019.

(8)	The remaining options vest ratably on April 21, 2015, 2016, 2017, 2018 and 2019.

(9)	The remaining options vest 25% on October 28, 2016, 25% in 2017 and 50% in 2018.

(10)	Restricted stock units vest on March 22, 2015 (8,865), and March 27, 2016 (8,847). Performance-based stock units vest on March 26, 2016 (8,800) and March 25, 2017 (7,759).

(11)	Restricted stock units vest on March 22, 2015 (30,004), and March 27, 2016 (30,219). Performance-based stock units vest on March 26, 2016 (29,339) and March 25, 2017 (47,406).

(12)	Restricted stock units vest on March 22, 2015 (17,273), and March 27, 2016 (17,265). Performance-based stock units vest on March 26, 2016 (16,870) and March 25, 2017 (16,163).

(13)	Restricted stock units vest on March 22, 2015 (3,404), and March 27, 2016 (3,668). Performance-based stock units vest on March 26, 2016 (3,410), March 25, 2017 (3,557) and October 28, 2017 (8,040).

(14)	Restricted stock units vest on April 21, 2017 (2,713).

(15)	All unvested options and units were canceled May 1, 2014.
FISCAL YEAR 2014 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and vesting of restricted stock units and performance-based stock units during the year ended January 31, 2015 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay L. Schottenstein	—	$—	—	$—
Michael R. MacDonald	—	$—	37,973	$1,427,025
Deborah L. Ferrée	133,496	$3,826,657	22,874	$859,605
Carrie S. McDermott	—	$—	5,773	$216,949
Mary E. Meixelsperger	—	$—	—	$—
Douglas J. Probst	56,928	$1,020,522	8,661	$325,480

Potential Payments Upon Termination and Change in Control

Mr. MacDonald and Mmes. Ferrée, McDermott and Meixelsperger have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause”. The agreements with Mr. MacDonald and Ms. Ferrée also include limited payments and benefits if the executive terminates employment for “good reason.” Additionally, our 2005 DSW Inc., Equity Plan provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers, and our 2014 Long-Term Incentive Plan provides for accelerated vesting, upon certain qualifying employment terminations following a change in control. Mr. Jay Schottenstein does not have an employment agreement with DSW.

Employment Agreements with Mr. MacDonald, Mmes. Ferrée, McDermott and Meixelsperger

Generally, pursuant to the Named Executive Officers’ employment agreements, if DSW involuntarily terminates the officer’s employment without “cause” each are entitled to receive the following. In the case for Mr. MacDonald and Ms. Ferree, this includes if they voluntarily terminate employment for “good reason.”

(i)    salary continuation for a 12-month period based on the executive’s salary as of the date of termination;

(ii)	a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;

(iii)	one year of accelerated vesting with respect to outstanding stock options and performance and time-based restricted stock units; and

(iv)
the Company will reimburse the Executive for the cost of maintaining continuing health coverage under COBRA for a period of no more than 12 months following the date of termination, less the amount the executive is expected to pay as a regular employee premium for such coverage.

Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, each of Mr. MacDonald, Mmes. Ferrée, McDermott and Meixelsperger, are entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through two years following termination of employment or the period of any salary continuation.

For additional information about these employment agreements, see “Employment Agreements with Named Executive Officers” below.

Equity Plan

Currently, DSW has two equity incentive plans in place. The 2005 DSW Inc., Equity Incentive Plan and the 2014 Long-Term Incentive Plan. Pursuant to our 2005 DSW Inc., Equity Plan and any applicable award agreement, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Pursuant to the 2005 DSW Inc., Equity Plan and any applicable award agreement, a change in control entitles all associates, including each Named Executive Officer, to receive accelerated vesting with respect to all equity awards that are not vested as of the date of the change in control. Pursuant to the 2014 Long-Term Incentive Plan and any applicable award agreement, if within two (2) years of a change in control, a participant experiences an involuntary termination initiated by the Company for reasons other than Cause, or a Termination for Good Reason (as each of those terms is defined for purposes of the plan), each Named Executive Officer is entitled to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Potential Termination and Change In Control Payments

The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on January 31, 2015 and our stock price was $35.56, the closing market price of our Class A Common Shares on January 30, 2015, the last trading day of fiscal 2014, in case of termination and $37.57 in the case of change in control based on the calculation methodology specified in our 2005 DSW Inc., Equity Plan. The salary continuation amounts below are based on each Named Executive Officer’s salary as of the end of fiscal 2014. The actual amounts to be paid will only be determinable at the time of actual payment.

FISCAL 2014 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (1) (6)	Involuntary Termination Because of Death or Disability (2)	Voluntary Termination Because of Retirement (2)	Change in Control (3)
Jay L. Schottenstein
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Accelerated Vesting of Equity	—	$2,545,929	$2,545,929	$2,841,359
Total	—	$2,545,929	$2,545,929	$2,841,359
Michael R. MacDonald
Salary Continuation (4)	$1,050,000	—	—	—
Benefits Continuation (5)	$5,657	—	—	—
Accelerated Vesting of Equity	$3,142,478	$8,465,120	$8,465,120	$9,323,800
Total	$4,198,135	$8,465,120	$8,465,120	$9,323,800
Deborah L. Ferrée
Salary Continuation (4)	$1,000,000	—	—	—
Benefits Continuation (5)	$2,943	—	—	—
Accelerated Vesting of Equity	$1,839,306	$4,505,121	$4,505,121	$5,046,814
Total	$2,842,249	$4,505,121	$4,505,121	$5,046,814
Carrie S. McDermott
Salary Continuation (4)	$600,000	—	—	—
Benefits Continuation (5)	$8,131	—	—	—
Accelerated Vesting of Equity	$425,978	$1,352,719	$1,352,719	$1,520,265
Total	$1,034,109	$1,352,719	$1,352,719	$1,520,265
Mary E. Meixelsperger
Salary Continuation (4)	$550,000	—	—	—
Benefits Continuation (5)	$5,176	—	—	—
Accelerated Vesting of Equity	$4,512	$803,528	$803,528	$830,844
Total	$559,688	$803,528	$803,528	$830,844
_________________________________________

(1)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that otherwise would have vested during the one year following the Named Executive Officer’s date of termination.

(2)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the executive’s date of death, disability or retirement.

(3)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year end.

(4)	The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Executive’s date of termination.

(5)
The amount reported reflects the cost of maintaining health care coverage for a period of 12 months at the coverage level in effect as of the Executive’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the company’s cost of providing the benefits and (ii) the amount the Executive paid for such benefits as of the Executive’s date of termination.

(6)	Mmes. McDermott's and Meixelsperger’s employment agreements do not contain a “Good Reason” termination clause.

Employment Agreements with Named Executive Officers
Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Executive Chairman of the Board. Mr. Schottenstein was appointed to this position in March 2005. Effective February 2, 2014, Mr. Schottenstein participates in our ICP with a target bonus opportunity of 110% of base salary and a maximum annual bonus opportunity of 150% of base salary.

Mr. MacDonald
We entered into an employment agreement with Mr. MacDonald, our President and Chief Executive Officer, in March 2009. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 31, 2015, Mr. MacDonald’s base salary was $1,050,000.

Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 31, 2015, Ms. Ferrée’s base salary was $1,000,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary.

Ms. McDermott
We entered into an employment agreement with Ms. McDermott, our Executive Vice President, Chief Operating Officer, in December 2007. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 31, 2015, Ms. McDermott’s base salary was $600,000.

Ms. Meixelsperger
We entered into an employment agreement with Ms. Meixelsperger, our Senior Vice President and Chief Financial Officer, in April 2014. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 31, 2015, Ms. Meixelsperger's base salary was $550,000.
Compensation Committee Review of the Relation of Compensation Design to Risk
The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our Named Executive Officers and for all employees. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contributed to this assessment, including the following:

•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•
We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our ICP, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric—historically net income—to determine annual incentive payouts for all home office bonus eligible associates; and

•
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

Compensation of Directors
Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.

Our current director compensation policies provide that each director who does not otherwise receive compensation from DSW will receive:

•	An annual cash retainer of $60,000;

•	An annual equity retainer of $120,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:

◦	Audit Committee - $15,000

◦	Compensation Committee - $11,500

◦	Nominating and Corporate Governance Committee - $10,000

◦	Technology Committee - $10,000

The annual retainers are paid as follows:

•	The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and

•
The annual equity retainer is payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the per-share market value of our Class A Common Shares on the grant date.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $25,000, $30,000, and $25,000 in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees.

Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.

Stock units issued to a director are fully vested on the date of grant. Beginning in calendar year 2012, the director may elect to have the stock units distributed (i) 30 days following the grant date, (ii) a specified future date more than 30 days following the grant date, or (iii) when the director leaves the Board (for any reason). Stock units are settled in DSW Class A Common Shares.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

FISCAL YEAR 2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Henry L. Aaron	$70,250	$120,000	—	—	—	—	$190,250
Elaine J. Eisenman	$80,250	$120,000	—	—	—	—	$200,250
Carolee Friedlander	$80,250	$120,000	—	—	—	—	$200,250
Joanna T. Lau	$98,750	$120,000	—	—	—	—	$218,750
Philip B. Miller	$103,750	$120,000	—	—	—	—	$223,750
James O'Donnell	$68,750	$120,000	—	—	—	—	$188,750
Joseph A. Schottenstein (2)	—	$174,125	—	—	—	—	$174,125
Harvey L. Sonnenberg	$103,750	$120,000	—	—	—	—	$223,750
Allan J. Tanenbaum (3)	—	$218,750	—	—	—	—	$218,750
_________________________________________

(1)
Each director who is not an employee of DSW and who does not otherwise receive compensation (including severance) from DSW was granted stock units on June 18, 2014. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by ASC 718 (determined by the closing price of DSW Class A common stock on the date of grant). Messrs. Joseph Schottenstein, Sonneberg, and Tanenbaum, and Ms. Lau elected to have the shares distributable within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board of Directors.

(2)	Beginning in the first quarter of fiscal 2013, Mr. Joseph Schottenstein elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2014.

(3)	Beginning in calendar year 2012, Mr. Tanenbaum elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2014.

As of January 31, 2015, the directors held the following number of stock units:

Name	Number of Stock Units Outstanding as of January 31, 2015
Henry L. Aaron	16,088
Elaine J. Eisenman	49,385
Carolee Friedlander	56,601
Joanna T. Lau	39,483
Philip B. Miller	64,901
James O'Donnell	10,186
Joseph A. Schottenstein	492
Harvey L. Sonnenberg	47,831
Allan J. Tanenbaum	74,936

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

At the Company's 2011 annual meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of shareholders. At the 2014 annual shareholder meeting, substantially all of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders' general satisfaction with the Company's current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs.
The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this Proxy Statement under Compensation Discussion and Analysis, compensation tables, and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success;

•	Reward executives for achieving business goals and delivering strong performance; and

•	Create a strong link between DSW's financial performance and the total compensation of executives, and align executive incentives with shareholder value creation.
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals and delivering strong performance as measured against those business goals.
For the reasons discussed above and in this Proxy Statement, the Board of Directors recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
As of April 6, 2015, Jay L. Schottenstein, the Executive Chairman of DSW, beneficially owned approximately 7,238,201 DSW Class A Common Shares and approximately 7,720,154 DSW Class B Common Shares. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (SSC) and other affiliated entities of SSC. For fiscal 2014, we paid approximately $15.3 million in total fees, rents, and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board of Directors, or a committee of our Board of Directors that authorizes such contracts, action or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described below.
Procedures for Review of Related Party Transactions
In June 2006, our Board of Directors approved a written related party transaction policy which gives our Audit Committee the power to approve or disapprove potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under this section of the proxy statement.
For purposes of this policy, a “related person transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:

•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

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Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company and the Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the related person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.

Acquisition of Corporate Headquarters and Columbus Distribution Center

In 2012, we entered into a purchase agreement with an affiliate of SSC. In connection with that purchase, we entered into and assumed the following agreements:

Management Agreement. On November 1, 2012, we entered into a management agreement (the “Management Agreement”) with Schottenstein Property Group, LLC (“SPG”), an affiliate of SSC, pursuant to which SPG will provide management, operation, repair, maintenance, replacement, and supervision services with respect to the properties that are the subject of the Management Agreement, collect rent from other tenants, and provide other landlord services with respect to such tenants. SPG previously managed the properties prior to the Acquisition. As compensation, DSW pays SPG 4% of rents collected from lessees of certain portions of the properties, plus reimbursement for certain costs pursuant to the Management Agreement. Under this agreement, we incurred approximately $0.2 million of expense for fiscal 2014. Joseph Schottenstein, a member of the DSW Board of Directors, is an executive officer of SPG.

SB Capital Lease. Prior to the Acquisition, certain portions of the purchased property were leased to third-party tenants. One of these tenants is SB Capital, which is an affiliate of SSC. In connection with the Acquisition, we assumed the role of landlord to the lease with SB Capital. On December 6, 2013, the lease was amended to provide that the lease shall expire on or before December 6, 2014 for a payment of $48,705. Under this agreement, we received approximately $0.1 million in rent for fiscal 2014.
Leases and Subleases
Fulfillment Center. In fiscal 2007, we entered into a lease for a fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in September 2017 and has two renewal options with terms of five years each. Under this agreement, we incurred approximately $2.8 million of expense for fiscal 2014 (includes rent, real estate taxes, and CAM).
Utilities. In connection with our lease for the fulfillment center (described above), we incurred approximately $1.4 million of expense related to the payment of utilities to the landlords in fiscal 2014. The landlord of this facility is an affiliate of SSC.
DSW stores. As of January 31, 2015, we leased or subleased 19 DSW stores from affiliates of SSC. We incurred approximately $7.7 million of rent and approximately $2.4 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2014. In addition to base rent, for each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance. These leases have terms expiring between October 2015 and October 2025 and generally have at least three renewal options of five years each.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (RED), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2014, we paid approximately $0.8 million to RED.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2014, our allocated portion of the amount we paid to SSC was in an amount immaterial to the financial statements.
Registration Rights Agreements
We entered into a registration rights agreement with SSC and its affiliated companies, under which we agreed to register in specified circumstances the Class B Common Shares that they hold. Under this agreement, SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to three demand registrations. The agreement will also grant SSC the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our amended articles of incorporation provide:

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If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

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If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

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If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.

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If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

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If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

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the relationship or interest is disclosed or is known to the Board of Directors or the committee approving the contract or transaction, and the Board of Directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•
the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the Board of Directors, a committee of the board of directors, or the shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for fiscal 2014. Services provided by Deloitte & Touche LLP for each of fiscal 2014 and fiscal 2013 and the related fees are described under the caption “Audit and Other Service Fees” of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2016, a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act must be received by DSW no later than December 24, 2015. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by March 8, 2016. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2016 Annual Meeting, any nominations for director must be received by our Corporate Secretary between March 12, 2016 and April 11, 2016. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2015 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 810 DSW DRIVE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the 2015 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE AND SUBMIT YOUR PROXY.

By Order of the Board of Directors

William L. Jordan
Secretary

DSW INC.
810 DSW Drive, Columbus, Ohio 43219
____________________________
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 10, 2015
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of DSW Inc. (the “Company”) hereby appoints William L. Jordan and Michelle C. Krall, or either of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Wednesday, June 10, 2015 at 11:00 a.m. Eastern Daylight Saving Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
The Board of Directors recommends a vote FOR the election of directors below:
1. Election of the following Class II Directors:
Jay L. Schottenstein
Michael R. MacDonald
☐ FOR BOTH NOMINEES            ☐ WITHHOLD AUTHORITY FOR BOTH NOMINEES
☐ FOR ALL NOMINEES EXCEPT (See instructions below)
     (Instruction: To withhold authority for one specific nominee, write such nominee name here: ___________________________________________________.)
The Board of Directors recommends a vote FOR the following proposal:
2. To approve, by non-binding vote, executive compensation.
☐ FOR                                  ☐ AGAINST                                   ☐ ABSTAIN
The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (ITEM 1) AND FOR ITEM 2 TO APPROVE EXECUTIVE COMPENSATION.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 22, 2015, and the proxy statement of the Company. Any proxy heretofore given to vote said shares is hereby revoked.
PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY.

Dated: _____________________, 2015
_______________________________

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)